EXHIBIT 10.9

Award/Contract                                           1.  This Contract is a rated order under DPAS (15 CFR 350)                                                                                                Rating:___________

2.  Contract (Proc. Inst. Ident.) NO.:  DE-NE0000488

3.  Effective Date:  See Block 20C                                                                           4.  Requisition/Purchase Request/Project No.:___________________

5.  Issued By: Code:  00112

Office of HQ PS (HQ)

U.S. Department of Energy

Office of Headquarters Procurement Services

MA-64

1000 Independence Avenue, S.W.

Washington, DC 20585

6.  Administered By (If other than Item 5): Code:  00112

Office of HQ PS (HQ)

U.S. Department of Energy

Office of Headquarters Procurement Services

MA-64

1000 Independence Avenue, S.W.

Washington, DC 20585

7.  Name and Address of Contractor (No., Street, City, Country, State and ZIP Code):

American Centrifuge Demonstration, LLC

Attn:  Peter Saba

6903 Rockledge Dr

Bethesda, MD  20817-1818

8.  Delivery:  ☐ FOB Origin                                                      ☒ Other (See below)                                           9.  Discount for Prompt Payment:  Net 30

10.  Submit Invoices (4 copies unless otherwise specified) To The Address Shown In:______ Item:_______

11.  Ship To/Mark For:_____________________________ Code:__________

12.  Payment Will Be Made By: Code:  00506

OR for HQ

U.S. Department of Energy

Oak Ridge Financial Service Center

P.O. Box 4937

Oak Ridge, TN  37831

13.  Authority For Using Other Than Full and Open Competition:

☐ 10 U.S.C. 2304(o)(________)                                                      ☒ 41 U.S.C. 253 (c)(1)

14.  Accounting and Appropriation Data:________________________

15A.  Item No:___                                15B. Supplies/Services:  Continued                                                                15C.  Quantity:____                                           15D.  Unit:____

15E.  Unit Price:____                                           15F.  Amount:____                                15G.  Total Amount of Contract:  $0.00

16.  Table of Contents

(X)	Sec.	Description	Page(s)	(X)	Sec.	Description	Page(s)
Part I – The Schedule				Part II – Contract Clauses
X	A	Solicitation/Contract Form	1-2	X	I	Contract Clauses	22-27
X	B	Supplies or Services and Prices/Costs	3-6	Part III – List of Documents, Exhibits and Other Attach.
X	C	Description/Specs/Work Statement	6-8	X	J	List of Attachments	27
X	D	Packaging and Marking	8-9	Part IV – Representations and Instructions
X	E	Inspection and Acceptance	9		K	Representations, Certifications and Other Statements of Offerors
X	F	Deliveries or Performance	9-10
X	G	Contract Administration Data	10-12		L	Instrs.,Conds., and Notices to Offerors
X	H	Special Contract Requirements	12-22		M	Evaluation Factors for Award

Contracting Officer will Complete Item 17 or 18 as Applicable

17.  ☒ Contractor’s Negotiated Agreement (Contractor is required to sign this document and return 1 copies to Issuing Office.)  Contractor agrees to furnish and deliver all items or perform all the services set forth or otherwise identified above and on any continuation sheets for the consideration stated herein.  The rights and obligations of the parties to this contract shall be subject to and governed by the following documents:  (a) this award/contract, (b) the solicitation, if any, and (c) such provisions, representations, certifications, and specifications, as are attached or incorporated by reference herein.  (Attachments are listed herein.)

18.  ☐ Award (Contractor is not required to sign this document.)  Your offer on Solicitation Number _____, including the additions or changes made by you which additions or changes are set forth in full above, is hereby accepted as to the items listed above and on any condition sheets.  This award consummates the contract which consists of the following documents:  (a) the Government’s solicitation and your offer, and (b) this award/contract.  Nor further contractual document is necessary.

19A.  Name and Title of Signer (Type or print):  Peter B. Saba, Authorized Person

19B.  Name of Contractor By:  /s/ Peter B. Saba                                                                                     19C.  Date Signed:  6/12/12

20A.  Name of Contracting Officer:  Beth A. Tomasoni

20B.  United States of America By:  /s/ Beth A. Tomasoni                                                                                                20C.  Date Signed:  06/12/2012

CONTINUATION SHEET – Reference No. of Document Being Continued:  DE-NE0000488

Name of Offeror or Contractor:  American Centrifuge Demonstration, LLC

Item No. (A):____

Supplies/Services (B):

Tax ID Number:  32-0378570

DUNS Number:  078482539

See attached sections B through J.

Period of Performance:  06/12/2012 to 01/31/2014 or thirty (30) days after the termination or expiration of the Cooperative Agreement with USEC Inc. and ACD jointly (DE0NE0000530), whichever is later; provided, however, that the portion of this contract relating to consideration, nuclear liability and return of Transferred Property and Transferred Option Property shall survive the termination or expiration of this contract.

Quantity (C):____

Unite (D):____

Unite Price (E):____

Amount (F):____

NSN 7540-01-152-8069 Standard Form 26 (Rev. 4-85)
Previous Edition is Unusable Prescribed by GSA
 FAR (48 CFR) 53.214(a)

DE-NE0000488

Section B - Supplies or Services/Prices

B.1	DOE-B-1001 Deliverable Requirements

Item	Item Description	Quantity	Additional Item Information
00001	Title to Transferred Property	42 completed Centrifuge Machines and associated items on Attachment 1	Model AC100 and items on Attachment 1 See Item listing Attachment 1

B.2	Consideration and Payment

The contract is to acquire Centrifuge Machines and associated items that are part of the American Centrifuge Cascade Demonstration Test Program located at Piketon Ohio (“CDTP”).  All Centrifuge Machines provided under this contract shall meet high-level specifications set forth in Drawing AC100 Machine Assembly 1005000 by no later than September 30, 2012, and shall be deemed to be “as is, where is” when they meet this standard

Contractor sale of Transferred Property contained in clause B.1 above (item 00001) shall be supported by the following consideration: (i) DOE’s making all of the Transferred Property available for no additional fee as GCEP Leased Personalty pursuant to section 3.2 of the GCEP Lease; and (ii) DOE’s transferring to the lessee under the GCEP Lease (including its successors or assigns)  title to all of the Transferred Property purchased pursuant to Section B.1 (item 00001) upon the earlier of (a) completion of the “Commercial American Centrifuge Plant annual capacity at 1 million SWU per year” milestone in the June 2002 Agreement or (b) financial closing on the financing for the construction and completion of the American Centrifuge Plant which is the commercial plant being constructed by the borrower using USEC’s American Centrifuge Technology in Piketon, Ohio, that will produce low enriched uranium using AC100 Centrifuge Machines that, when complete, will have an estimated capacity of 3.5 million SWU per year.   In the event that Contractor abandons (constructively or formally) the advanced enrichment technology deployment project and USEC (or its successor, assign, or designee) returns the Leased Premises under the GCEP Lease prior to meeting the “Commercial American Centrifuge Plant annual capacity at 1 million SWU per year” milestone in the June 2002 Agreement, DOE agrees to accept responsibility for removal and/or disposal of all radiological contamination of the Transferred Property and disposal of the Transferred Property, and only those items, permitting the United States Enrichment Corporation (or its successor, assign or designee) to leave the Transferred Property, and only those items, in place in an “as is, where is” condition, and Contractor agrees,  if title to the Transferred Property has reverted to Contractor or its designee, to transfer title back to DOE.    For purposes of the use and transfer of title to Transferred Property pursuant to (i) and (ii) above, USEC shall be an intended third party beneficiary thereof and shall have the right to enforce such provisions as if it were a party hereto.

Transfer of Transferred Property that is designated as High Risk or Trigger List property shall be subject to the GCEP Lessee’s or the appropriate end user’s submission of appropriate information to be evaluated as an end user of High Risk property and approval of the GCEP Lessee’s or the appropriate end user’s receipt of the High Risk Property, as defined in 41 CFR Subpart 109-1.53 and by the means set out in DOE O 580.1A, by appropriate officials within DOE.  Both the lease and the transfer of the Transferred Property shall be subject to the following Export Restriction Notice, as required by 41 CFR § 109-1.5303:

EXPORT RESTRICTION NOTICE

The use, disposition, export and reexport of this property are subject to all applicable U.S. laws and regulations, including the Atomic Energy Act of 1954, as amended; the Arms Export Control Act (22 U.S.C. 2751 et seq. ); the Export Administration Act of 1979 (560 U.S.C. Append 2401 et seq. ); Assistance to Foreign Atomic Energy Activities (10 CFR part 810); Export and Import of Nuclear Equipment and Material (10 CFR part 110); International Traffic in Arms Regulations (22 CFR parts 120 et seq. ); Export Administration Regulations (15 CFR part 730 et seq. ); Foreign Assets Control Regulations (31 CFR parts 500 et seq. ); and the Espionage Act (37 U.S.C. 791 et seq. ) which among other things, prohibit:

a. The making of false statements and concealment of any material information regarding the use or disposition, export or reexport of the property; and

b. Any use or disposition, export or reexport of the property which is not authorized in accordance with the provisions of this contract.

Through intercompany agreements with its affiliates, the Contractor acknowledges that it will have the beneficial use of the Transferred Property leased or transferred to the United States Enrichment Corporation (or its successor, assign or designee) pursuant to this Section B.2 and that such beneficial use is of value to Contractor.  Beneficial use of the Transferred Property shall not authorize Contractor access to, or possession or utilization of the Transferred Property unless and until the Contractor receives a Facility Clearance and a favorable Foreign Ownership, Control and Influence (FOCI) determination by the Nuclear Regulatory Commission (NRC), and complies with all other applicable legal requirements for such access, possession, or utilization.

The Contractor shall accept the foregoing as complete satisfaction of DOE’s compensation obligations.

Option Items 10001 & 10002 - Option to Purchase Centrifuge Machines and Items of Facility

The Contracting Officer may unilaterally exercise all or part of these option items within the effective term of the contract.

Item	Item Description	Quantity	Option Pricing
10001	Full title to Centrifuge Machines produced under Cooperative Agreement No. DE-NE0000530	up to 106	As provided in B.3
10002	Additional items of Equipment produced or acquired under Cooperative Agreement No. DE-NE0000530	As permitted under the Cooperative Agreement	As provided in B.3

Under Cooperative Agreement No. DE-NE0000530, DOE will obtain conditional title to a portion of Equipment purchased with project funding.  These Options allow DOE to acquire 100% title in all or part of the Equipment purchased under the Cooperative Agreement (the Equipment so purchased, the Transferred Option Property).  A purchase under these Options shall be considered a disposition pursuant to 10 CFR 600.321(f)(2)(ii)(A) and the Purchase Election Notice (defined below) shall be considered disposition instructions issued by the DOE contracting officer.

Notice and Procedure.

Within 10 Business Days after the end of each calendar month during the term of the Cooperative Agreement, the Contractor shall require delivery to the DOE Contracting Officer a report identifying all Equipment acquired during such calendar month under the Cooperative Agreement.

On or before the tenth Business Day following receipt of such report, DOE may elect to exercise its unilateral right to purchase all or part of the Equipment listed in such report or any previous report required under this clause B.3.  DOE’s exercise of an Option shall be by writing (including email) documenting such exercise.  Upon DOE election to exercise an Option, the Contractor shall execute such documents and provide such information as DOE may reasonably require to document such transfer of title.

All Equipment transferred pursuant to this clause B.3 shall be purchased and delivered “as is, where is” and the Contractor shall not be required to ship or store any Equipment transferred hereunder.

DOE exercise and purchase of Option Items 10001 and 10002 shall be supported by the following consideration: (i) DOE’s making the Transferred Option Property available for no additional fee as GCEP Leased Personalty pursuant to section 3.2 of the GCEP Lease; and (ii) DOE’s transferring to the lessee under the GCEP Lease (including its successors or assigns) title to all of the Transferred Option Property purchased pursuant to Section B.3 (items 10001 and 10002) upon the earlier of (a) completion of the “Commercial American Centrifuge Plant annual capacity at 1 million SWU per year” milestone in the June 2002 Agreement or (b) financial closing on the financing for the construction and completion of the American Centrifuge Plant which is the commercial plant being constructed by the borrower using USEC’s American Centrifuge Technology in Piketon, Ohio, that will produce low enriched uranium using AC100 centrifuge machines that, when complete, will have an estimated capacity of 3.5 million SWU per year.   In the event that Contractor abandons (constructively or formally) the advanced enrichment technology deployment project and USEC (or its successor, assign or designee) returns the Leased Premises under the GCEP Lease prior to meeting the “Commercial American Centrifuge Plant annual capacity at 1 million SWU per year” milestone in the June 2002 Agreement, DOE agrees to accept responsibility for removal and/or disposal of all radiological contamination of the Transferred Option Property and disposal of the Transferred Option Property, and only those items, permitting the United States Enrichment Corporation (or its successor, assign or designee) to leave the Transferred Option Property, and only those items, in place in an “as is, where is” condition, and Contractor agrees, if title to the Transferred Option Property has reverted to Contractor or its designee, to transfer title back to DOE.   For purposes of the use and transfer of title to Transferred Option Property pursuant to (i) and (ii) above, USEC shall be an intended third party beneficiary thereof and shall have the right to enforce such provisions as if it were a party hereto.

Transfer of Transferred Option Property that is designated as High Risk or Trigger List property shall be subject to the GCEP Lessee’s or the appropriate end user’s submission of appropriate information to be evaluated as an end user of High Risk property and approval of the GCEP Lessee’s or the appropriate end user’s receipt of the High Risk Property, as defined in 41 CFR Subpart 109-1.53 and by the means set out in DOE O 580.1A, by appropriate officials within DOE.  Both the lease and the transfer of the Transferred Option Property shall be subject to the following Export Restriction Notice, as required by 41 CFR § 109-1.5303:

EXPORT RESTRICTION NOTICE

The use, disposition, export and reexport of this property are subject to all applicable U.S. laws and regulations, including the Atomic Energy Act of 1954, as amended; the Arms Export Control Act (22 U.S.C. 2751 et seq. ); the Export Administration Act of 1979 (560 U.S.C. Append 2401 et seq. ); Assistance to Foreign Atomic Energy Activities (10 CFR part 810); Export and Import of Nuclear Equipment and Material (10 CFR part 110); International Traffic in Arms Regulations (22 CFR parts 120 et seq. ); Export Administration Regulations (15 CFR part 730 et seq. ); Foreign Assets Control Regulations (31 CFR parts 500 et seq. ); and the Espionage Act (37 U.S.C. 791 et seq. ) which among other things, prohibit:

a. The making of false statements and concealment of any material information regarding the use or disposition, export or reexport of the property; and

b. Any use or disposition, export or reexport of the property which is not authorized in accordance with the provisions of this contract.

Through intercompany agreements with its affiliates, the Contractor acknowledges that it will have the beneficial use of the Transferred Option Property leased or transferred to the United States Enrichment Corporation (or its successor, assign or designee) pursuant to this Section B.3 and that such beneficial use is of value to Contractor.  The Contractor shall accept the foregoing as complete satisfaction of DOE’s compensation obligations under Option Items 10001 and 10002.  Beneficial use of the Transferred Option Property shall not authorize Contractor access to, or possession or utilization of the Transferred Option Property unless and until the Contractor receives a Facility Clearance and a favorable FOCI determination by NRC , and complies with all other applicable legal requirements for such access, possession, or utilization.

Section C - Description/Specifications

Definitions

For purposes of this Contract, the following terms and expressions, when used with initial capitalization, shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings.

These definitions are intended to supplement and not to replace any definitions contained in any of the documents incorporated by reference herein, but in case of any conflict or inconsistencies, the definitions appearing herein below shall prevail.

Words importing natural persons include legal entities (corporate and un-incorporated) and vice-versa.

Where any term appears in this Contract with initial capitalization and that is not defined herein or in any amendment, modification or supplement hereto agreed by the Parties after the Effective Date, then that term shall have the meaning commonly used in the nuclear industry at the date of signing of this Contract.

Definitions

“Business Day” means a day that is not a Saturday, Sunday or United States Legal Holiday (which is a day for which employees of the United States Federal government are excused from work with pay pursuant to a Federal statute or executive order).

“Centrifuge Machines” means AC100 centrifuge machines.

“Contractor” means American Centrifuge Demonstration, LLC.

“Cooperative Agreement” means Cooperative Agreement number DE-NE0000530 between USEC Inc. and ACD (jointly) and DOE dated 6/12/2012.

 “Effective Date” means the date this Contract and the Cooperative Agreement are executed by both Parties.  If both Parties do not execute the Contract on the same day, the Contract Effective Date shall be the date both the Contract and the Cooperative Agreement are executed by the last Party provided, however,  this Contract shall in no event become effective unless and until the Cooperative Agreement is effective.

“Equipment” means the AC100 centrifuge machines and all other equipment acquired, developed, built or funded pursuant to the Cooperative Agreement.

“GCEP Lease” means the Appendix 1 Lease Agreement between DOE and The United States Enrichment Corporation for the Gas Centrifuge Enrichment Plant, dated December 7, 2006, as amended.

“Termination Date” means the date that the Cooperative Agreement is terminated or expires.

“Transferred Option Property” means the Equipment in items 10001 and 10002 under clause B.3 for which DOE exercises its Option pursuant to B.3.

“Transferred Property” means the property on Attachment 1 and item 00001 under clause B.1.

DOE-C-1001 Scope of Work

Purchase of Transferred Property.
On the Effective Date, title to the Transferred Property shall transfer to DOE without further action of the Parties and the Contractor shall execute such documents and provide such information as DOE may reasonably require to document such transfer of title. To the extent applicable, a purchase under this clause C.2 shall be considered a disposition pursuant to 10 CFR 600.321(f)(2)(ii)(A) in accordance with disposition instructions issued by the DOE contracting officer.

All Transferred Property purchased pursuant to this clause C.2 shall be purchased and delivered “as is, where is” and the Contractor shall not be required to ship or store any Transferred Property purchased hereunder.

Federal, State, and Municipal Requirements

The Contractor must obtain any required permits and comply with applicable Federal, state, and municipal laws, codes, and regulations for work performed under this Contract.

Entire Agreement; Termination of Prior Agreements

This Contract, the GCEP Lease, as amended; the June 17, 2002 Agreement between United States Enrichment Corporation and DOE, as amended (June 17th Agreement) and the Cooperative Agreement contain the entire understanding of DOE and the Contractor with respect to the subject matter of this Contract.  This Contract does not modify, alter or change any other agreements between DOE and the Contractor.

Nuclear Liability

Nuclear Liability.  Indemnification Agreements under the Act.  The Contractor’s performance under this Agreement shall be deemed to be activities under the GDP Lease and subject to Article X thereof.  Nothing contained in this Contract shall deprive the Contractor of any rights under the GDP Lease or under indemnification agreements entered into pursuant to the Act.

Scope of Protection.  The provisions of this Article and of the other Articles of this Agreement that provide for limitation or protection against liability of a Party shall (a) also protect such Party’s agents, and, to the extent they are acting on behalf of such Party, such Party’s contractors, subcontractors, suppliers and vendors of every tier; (b) apply to the full extent permitted by law and regardless of fault; and (c) survive termination or suspension of this contract, as well as the fulfillment of the obligations of the Parties hereunder.

Section D - Packaging and Marking

HQ-D-1001 Packaging (APR 1984)

Preservation, packaging, and packing for shipment or mailing of all work deliverable hereunder shall be in accordance with good commercial practice and adequate to insure acceptance by common carrier and safe transportation at the most economical rates; provided, however, that the Transferred Property and the Transferred Option Property shall be purchased and delivered “as is, where is.

(End of clause)

HQ-D-1002 Marking (APR 1984)

(a)  Each package, report or other deliverable shall be accompanied by a letter or other document which:

(1)  Identifies the contract by number under which the item is being delivered.

(2)  Identifies the deliverable Item Number or Report Requirement which requires the delivered item(s).

(3)  Indicates whether the Contractor considers the delivered item to be a partial or full satisfaction of the requirement.

(b)  For any package, report, or other deliverable being delivered to a party other than the Contracting Officer, a copy of the document required in (a) above shall be simultaneously provided to the office administering the contract, as identified in Section G of the contract, or if none, to the Contracting Officer.

(End of clause)

Section E - Inspection and Acceptance

52.246-2 Inspection of Supplies - Fixed-Price. (AUG 1996) – Incorporated by reference; provided, however, that Transferred Property and the Transferred Option Property shall be purchased and delivered “as is, where is”.

DOE-E-1001 Inspection and Acceptance

Inspection and acceptance of all items under this contract shall be accomplished by the Contracting Officer, the Contracting Officer's Representative (COR), or any other duly authorized Government representative identified by the Contracting Officer; provided, however, that the Transferred Property and the Transferred Option Property shall be purchased and delivered “as is, where is”. The contractor will be notified in writing or by a copy of the delegation of authority if a different representative in designated.

(End of clause)

Section F - Deliveries or Performance

52.242-15 Stop-Work Order. (AUG 1989) – Incorporated by reference.

52.242-17 Government Delay of Work. (APR 1984) – Incorporated by reference

52.247-34 F.o.b. Destination. (NOV 1991) – Incorporated by reference.

DOE-F-1003 Delivery Point

Delivery of all items under this contract shall be made to the following address:

Items 00001, 10001, and 10002 - American Centrifuge facility located at Piketon, Ohio

Delivery for the purpose of inspection and acceptance must be through the above shipping address unless another location has been authorized by the Contracting Officer; provided, however, that the Transferred Property and the Equipment shall be delivered “as is, where is”.

HQ-F-1001 Term of Contract (JAN 1992)

The term of this contract is from the contract effective date through the January 31, 2014 or thirty (30) days after the termination or expiration of the Cooperative Agreement, whichever is later; provided, however, that the portion of this contract relating to consideration, nuclear liability and return of Transferred Property and Transferred Option Property shall survive the termination or expiration of this contract.

(End of clause)

Section G - Contract Administration Data

DOE-G-1005 Observance of Legal Holidays

(a)           The on-site Government personnel observe the following holidays:
New Year's Day
Martin Luther King, Jr.'s Birthday
President's Day
Memorial Day
Independence Day
Labor Day
Columbus Day
Veterans Day
Thanksgiving Day
Christmas Day
Any other day designated by Federal statute, Executive order, or the President's proclamation.

  (b)            When any holiday falls on a Saturday, the preceding Friday is observed.  When any holiday falls on a Sunday, the following Monday is observed.  Observance of such days by Government personnel shall not by itself be cause for an additional period of performance or entitlement of compensation except as set forth within the contract.

 (End of clause)

DOE-G-1007 Contracting Officer's Representative

The Contracting Officer's Representative (COR) for the purposes of monitoring and coordinating the technical requirements of this contract is William Szymanski. Mr. Szymanski’s contact information is as follows:

William Szymanski
Telephone: 202-586-4553
Email: William.Szymanski@hq.doe.gov

Specific duties and responsibilities of the COR are those delegated in the Contracting Officer's Representative Delegation for this contract, see Attachment 3 – COR Delegation.

DOE-G-1010 Nonsupervision of Contractor Employees on Government Facilities

The Government shall not exercise any supervision or control over Contractor employees performing services under this contract.  The Contractor's employees shall be held accountable solely to the Contractor's management, who in turn is responsible for contract performance to the Government.

(End of clause)

HQ-G-1001 Correspondence Procedures (NOV 2000)

To promote timely and effective administration, correspondence submitted under this contract shall include the contract number and shall be subject to the following procedures:

(a)  Technical Correspondence.  Technical correspondence (as used herein, this term excludes technical correspondence where patent or technical data issues are involved and correspondence which proposes or otherwise involves waivers, deviations, or modifications to the requirements, terms, or conditions of this contract) shall be addressed to the DOE Contracting Officer's Representative (COR), with an information copy of the correspondence to the DOE Contracting Officer (see below paragraph (c) and to the cognizant Government Contract Administration Office (if other than DOE) designated in Block 24 of the Contract Form (Solicitation, Offer, and Award Standard Form 33) of this contract or if a Standard Form 26 is used (Award/Contract) the Government Contract Administration Office designated in block 6 of this contract.

(b)  Other Correspondence.

(1)  If no Government Contract Administration Office is designated on the Contract Form of this contract, all correspondence, other than technical correspondence, shall be addressed to the DOE Contracting Officer, with information copies of the correspondence to the DOE COR, and to the DOE Patent Counsel (where patent or technical data issues are involved).

(2)  If a Government Contract Administration Office is designated on the contract form of this contract, all administrative correspondence, other than technical correspondence, shall be addressed to the Government Contract Administration Office so designated, with information copies of the correspondence to the DOE Contracting Officer, DOE COR, and to the DOE Patent Counsel (where patent or technical data issues are involved).

(c)  The DOE Contract Specialist for the contract is located at the address in (d) below and is as follows:

Contract Specialist: Matthew Parker
Telephone Number: 202-287-1303

The Contractor shall use the DOE Contract Specialist as the focal point for all matters regarding this contract except technical matters (see (a) above for definition of technical matters).

(d)  DOE Contracting Officer Address.  The Contracting Officer address is as follows:

Contracting Officer (Do not use name of Contracting Officer)
ATTN: DE-NE0000488
U.S. Department of Energy
Headquarters Procurement Services
Division A (MA-64)
1000 Independence Avenue, S.W.
Washington, D.C. 20585-1615

(e)  Technical Reports.  Procedures for technical reports are described in an attachment to the contract listed at Section J.

Section H - Special Contract Requirements

DOE-H-1021 Conservation of Utilities

The Contractor shall instruct Contractor employees in utilities conservation practices. The Contractor shall operate under conditions that preclude the waste of utilities.

The Contractor shall use lights only in areas where and at the time when work is actually being performed except in those areas where lighting is essential for purpose of safety and security.

(End of clause)

DOE-H-1023 Preservation of Antiquities, Wildlife and Land Areas

(a)           Federal Law provides for the protection of antiquities located on land owned or controlled by the Government.  Antiquities include Indian graves or campsites, relics and artifacts.  The Contractor shall control the movements of its personnel and its subcontractor's personnel at the job site to ensure that any existing antiquities discovered thereon will not be disturbed or destroyed by such personnel.  It shall be the duty of the Contractor to report to the Contracting Officer the existence of any antiquities so discovered.

(b)           The Contractor shall also preserve all vegetation (including wetlands) except where such vegetation must be removed for survey or construction purposes. Any removal of vegetation shall be in accordance with the terms of applicable habitat mitigation plans and permits. Furthermore, all wildlife must be protected consistent with programs approved by the Contacting Officer.

(c)           Except as required by or specifically provided for in other provisions of this contract, the Contractor shall not perform any excavations, earth borrow, preparation of borrow areas, or otherwise disturb the surface soils within the job site without the prior approval of DOE or its designee.

(End of clause)

DOE-H-1025 Contractor Interface with Other Contractors and/or Government
  Employees

The Government may award contracts for on site work or services to additional contractors. The Contractor shall cooperate fully with all other on site DOE Contractors, and with Government employees, and carefully fit its own work to such other work as may be directed by the Contracting Officer or a duly authorized representative. The Contractor shall not commit or permit any act which will interfere with the performance of work by any other Contractor or by a Government employee.

(End of clause)

DOE-H-1031 Contractor Press Releases

The DOE policy and procedure on news releases requires that all Contractor press releases be reviewed and approved by DOE prior to issuance.  Therefore, the Contractor shall, at least ten (10) days prior to the planned issue date, submit a draft copy to the Contracting Officer of any planned press releases related to work performed under this contract.  The Contracting Officer will then obtain necessary reviews and clearances and provide the Contractor with the results of such reviews prior to the planned issue date.  This Section H.4 shall not restrict, delay or inhibit Contractor’s compliance with applicable laws including securities laws.

(End of clause)

DOE-H-1032 Release of Information

Any proposed public release of information including publications, exhibits, or audiovisual productions pertaining to the effort/items called for in this contract shall be submitted at least ten (10) days prior to the planned issue date for approval.  Proposed releases are to be submitted to 1000 Independence Ave. SW, Washington, DC 20585, with a copy provided to the Contracting Officer.

(End of clause)

DOE-H-1033 Permits and Licenses

Within sixty (60) days of award, the Contractor shall submit to the DOE Contracting Officer Representative (COR) a list of Environment, Safety and Health approvals that, in the Contractor's opinion, shall be required to complete the work under this award.  This list shall include the topic of the approval being sought, the approving authority, and the expected submit/approval schedule.  The COR shall be notified as specific items are added or removed from the list and processed through their approval cycles.

The Contractor agrees to include this clause in their first-tier subcontracts and agrees to enforce the terms of this clause.

(End of clause)

DOE-H-1040 Lobbying Restriction (Energy and Water Development and Related Agencies Appropriations Act, 2008)

The contractor agrees that none of the funds obligated on this award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913.  This restriction is in addition to those prescribed elsewhere in statute and regulation.

(End of clause)

DOE-H-1051 CONSECUTIVE NUMBERING (MAY 2009)

Due to automated procedures employed in formulating this document, clauses and provisions contained within may not always be consecutively numbered.

(End of clause)

HQ-H-1001 Confidentiality of Information (APR 1984)

(a)  To the extent that the work under this contract requires that the Contractor be given access to confidential or proprietary business, technical, or financial information belonging to the Government or other companies, the Contractor shall, after receipt thereof, treat such information as confidential and agree not to appropriate such information to its own use or to disclose such information to third parties unless specifically authorized by the Contracting Officer in writing.  The foregoing obligations, however, shall not apply to:

(1)  Information which, at the time of receipt by the Contractor, is in the public domain;

(2)  Information which is published after receipt thereof by the Contractor or otherwise becomes part of the public domain through no fault of the Contractor;

(3)  Information which the Contractor can demonstrate was in his possession at the time of receipt thereof and was not acquired directly or indirectly from the Government or other companies;

(4)  Information which the Contractor can demonstrate was received by it from a third party who did not require the Contractor to hold it in confidence.

(b)  The Contractor shall obtain the written agreement, in a form satisfactory to the Contracting Officer, of each employee permitted access, whereby the employee agrees that he will not discuss, divulge or disclose any such information or data to any person or entity except those persons within the Contractor's organization directly concerned with the performance of the contract.

(c)  The Contractor agrees, if requested by the Government, to sign an agreement identical, in all material respects, to the provisions of this clause, with each company supplying information to the Contractor under this contract, and to supply a copy of such agreement to the Contracting Officer.  From time to time upon request of the Contracting Officer, the Contractor shall supply the Government with reports itemizing information received as confidential or proprietary and setting forth the company or companies from which the Contractor received such information.

(d)  The Contractor agrees that upon request by DOE it will execute a DOE-approved agreement with any party whose facilities or proprietary data it is given access to or is furnished, restricting use and disclosure of the data or the information obtained from the facilities.  Upon request by DOE, such an agreement shall also be signed by Contractor personnel.

(e)  This clause shall flow down to all subcontracts.

(End of clause)

HQ-H-1002 Technical Direction (JAN 2000)

(a) Performance of the work under this contract shall be subject to the technical direction of the Contracting Officer's Representative (“COR”) identified elsewhere in this contract.  The term "technical direction" is defined to include, without limitation:

(1) Directions to the Contractor which fill in details or otherwise serve to accomplish the contractual Statement of Work.

(2) Provision of written information to the Contractor which assists in the interpretation of drawings, specifications or technical portions of the work description.

(3) Review and, where required by the contract, approval of technical reports, drawings, specifications and technical information to be delivered by the Contractor to the Government under the contract.

(b) Technical direction must be within the scope of work stated in the contract.  The COR does not have the authority to, and may not, issue any technical direction which:

(1) Constitutes an assignment of additional work outside the Statement of Work;

(2) Constitutes a change as defined in the contract clause entitled "Changes";

(3) In any manner causes an increase or decrease in the total price or the time required for contract performance;

(4) Changes any of the expressed terms, conditions or specifications of the contract; or

(5) Interferes with the Contractor's right to perform the terms and conditions of the contract.

(c) All technical directions shall be issued in writing by the COR.

(d) The Contractor shall proceed promptly with the performance of technical directions duly issued by the COR in the manner prescribed by this article and within his authority under the provisions of this clause.  If, in the opinion of the Contractor, any instruction or direction by the COR falls within one of the categories defined in (b)(1) through (5) above, the Contractor shall not proceed but shall notify the Contracting Officer in writing within five (5) working days after receipt of any such instruction or direction and shall request the  Contracting Officer to modify the contract accordingly.  Upon receiving the notification from the Contractor, the Contracting Officer shall:

(1) Advise the Contractor in writing within thirty (30) days after receipt of the Contractor's letter that the technical direction is within the scope of the contract effort and does not constitute a change under the "Changes" clause of the contract; or

(2) Advise the Contractor within a reasonable time that the Government will issue a written change order.

(e) A failure of the Contractor and Contracting Officer to agree that the technical direction is within the scope of the contract, or a failure to agree upon the contract action to be taken with respect thereto, shall be subject to the provisions of the clause entitled "Disputes” of the contract.

(End of clause)

HQ-H-1003 Modification Authority (APR 1984)

Notwithstanding any of the other provisions of this contract, the Contracting Officer shall be the only individual authorized by DOE to:

(a)  accept nonconforming work,

(b)  waive any requirement of this contract, or

(c)  modify any term or condition of this contract.

Changes in the terms and conditions of this contract may be made only by written agreement of the parties.

(End of clause)

Excusable delays.

The Contractor shall be liable for default unless nonperformance is caused by an occurrence beyond the reasonable control of the Contractor and without its fault or negligence such as, acts of God or the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, unusually severe weather, and delays of common carriers. The Contractor shall notify the Contracting Officer in writing as soon as it is reasonably possible after the commencement of any excusable delay, setting forth the full particulars in connection therewith, shall remedy such occurrence with all reasonable dispatch, and shall promptly give written notice to the Contracting Officer of the cessation of such occurrence.

Warranties

The Transferred Property and the Transferred Option Property shall be purchased and delivered “as is, where is.”

The Contractor represents and warrants that all Equipment furnished to DOE hereunder shall be delivered free and clear of all liens, pledges, encumbrances, security interests or title claims created by USEC Inc., the United States Enrichment Corporation, ACD, their agents or others acting on their behalf and the Contractor shall indemnify, hold harmless and, at the Contractor’s option, defend DOE from any claim contrary to the representations in this Section.

Disclaimer.                      THE CONTRACTOR’S EXPRESS WARRANTIES CONTAINED IN THIS CONTRACT ARE EXCLUSIVE AND THE CONTRACTOR MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY (A) OF MERCHANTABILITY; (B) OF FITNESS FOR ANY PARTICULAR PURPOSE; (C) INSTALLATION OR PERFORMANCE, OR (D) THAT MATERIAL DELIVERED BY THE CONTRACTOR WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE.

H.14   Contractor Access to Classified Information (including Restricted Data)

Notwithstanding any other provision of this Contract, Contractor shall not have access to classified information, as that term is defined in, Section H.16, Security, of this Contract, and specifically shall not have access to Restricted Data unless and until the Contractor receives a Facility Clearance and favorable FOCI determination from NRC, and complies with all other applicable legal requirements.

H.15  Facility Clearance

(a) Use of Certificate Pertaining to Foreign Interests, Standard Form 328.

(1) The work to be conducted under this Contract will require access to classified information and classified matter (including special nuclear material) as defined in Section I.48, DEAR 952.204-2 (MAR 2011) of the Contract. Such access will require a Facility Clearance for the Contractor   and access authorizations (security clearances) for personnel working with the classified information and classified matter. To obtain a Facility Clearance, the Contractor must submit a Certificate Pertaining to Foreign Interests, Standard Form 328, and all required supporting documents to form a complete FOCI Package to the cognizant security agency.
(2) Information submitted by the Contractor on Standard Form 328 will be used solely for the purposes of evaluating FOCI and will be treated by the cognizant security agency, to the extent permitted by law, as proprietary business or financial information submitted in confidence.

(3) Following submission of a Standard Form 328, the Contractor shall immediately submit to the cognizant security agency written notification of any changes in the extent and nature of FOCI which alter the Contractor’s answers to the questions in Standard Form 328.  Following execution of the Contract, the Contractor must immediately submit to the cognizant security agency written notification of any changes in the extent and nature of FOCI which alter the Contractor’s answers to the questions in Standard Form 328.  Notice of changes in ownership or control which are required to be reported to the Securities and Exchange Commission, the Federal Trade Commission, or the Department of Justice must also be furnished concurrently to the cognizant security agency.

(b) Definitions.

(1) Foreign Interest means any of the following--

(i) A foreign government, foreign government agency, or representative of a foreign government;

(ii) Any form of business enterprise or legal entity organized, chartered or incorporated under the laws of any country other than the United States or its possessions and trust territories; and

(iii) Any person who is not a citizen or national of the United States.

(2) Foreign Ownership, Control, or Influence (FOCI) means the situation where the degree of ownership, control, or influence over a contractor by a foreign interest is such that a reasonable basis exists for concluding that compromise of classified information or classified matter may result.

(c) Facility Clearance means an n administrative determination by the cognizant security agency that a facility is eligible to access, produce, use or store classified information or classified matter. A Facility Clearance is based upon a determination that satisfactory safeguards and security measures are carried out for the activities being performed at the facility. Approval for a Facility Clearance shall be based upon--

(1) A favorable FOCI determination based upon the Contractor's response to the ten questions in Standard Form 328 and any required, supporting data provided by the Contractor;

(2) Approved safeguards and security plans which describe protective measures appropriate to the activities being performed at the facility;

(3) An established Reporting Identification Symbol code for the Nuclear Materials Management and Safeguards Reporting System if access to nuclear materials is involved;

(4) A survey conducted no more than 6 months before the Facility Clearance date, with a composite facility rating of satisfactory, if the facility is to possess classified matter at its location;

(5) Appointment of a Facility Security Officer, who must possess or be in the process of obtaining an access authorization equivalent to the Facility Clearance; and, if applicable, appointment of a Materials Control and Accountability Representative; and

(6) Access authorizations for key management personnel which will be determined on a case-by-case basis, equivalent to the level of the Facility Clearance.

(d) A Facility Clearance is required prior to the Contractor having access to classified information and the granting of any access authorizations under a contract.  In order for the Contractor to be granted a Facility Clearance, the cognizant security agency must determine that the Contractor will not pose an undue risk to the common defense and security as a result of access to classified information or classified matter in the performance of the Contract. The Contracting Officer may require the Contractor to submit such additional information as deemed pertinent to this determination.

(e) A Facility Clearance is required under this Contract even if the work to be performed does not require the Contractor to receive, process, reproduce, store, transmit, or handle classified information or classified matter, but which requires DOE access authorizations for the Contractor's employees to perform work at a DOE location. This type of facility is identified as a non-possessing facility.

(f) Except as otherwise authorized in writing by the Contracting Officer, pursuant to this Contract the Contractor must insert provisions similar to the foregoing in all subcontracts, purchase orders and applicable agreements. Any subcontractors requiring access authorizations for access to classified information or classified matter shall be directed to provide responses to the questions in Standard Form 328, Certificate Pertaining to Foreign Interests, directly to the Contractor or the Contracting Officer.

    Notice to Offerors -- Contents Review (Please Review Before Submitting)

Prior to submitting the Standard Form 328, required by paragraph (a)(1) of this clause, the Contractor  should review a FOCI submission to ensure that:

(1) The Standard Form 328 has been signed and dated by an authorized official;

(2) If publicly owned, the Contractor's most recent annual report, and its most recent proxy statement for its annual meeting of stockholders have been attached; or, if privately owned, the audited, consolidated financial information for the most recently closed accounting year has been attached;

(3) A copy of the company's articles of incorporation and an attested copy of the company's by-laws, or similar documents filed for the company's existence and management, and all amendments to those documents;

(4) A list identifying the Contractor’s owners, officers, directors, and executive personnel, including their names, social security numbers, citizenship, titles of all positions they hold within the organization, and what access authorizations, if any, they possess or are in the process of obtaining, and identification of the government agency(ies) that granted or will be granting those access authorizations; and

(5) A summary FOCI data sheet.

Note: A FOCI submission must be attached for each tier parent organization (i.e., ultimate parent and any intervening levels of ownership). If any of these documents are missing, a Facility Clearance will not be granted.

H.16  Security

(a) Responsibility. It is the Contractor's duty to protect all classified information, special nuclear material, and other DOE property. The Contractor shall, in accordance with DOE security regulations and requirements, be responsible for protecting all classified information and all classified matter (including documents, material and special nuclear material) which are in the Contractor's possession in connection with the performance of work under this Contract against sabotage, espionage, loss or theft. Except as otherwise expressly provided in this Contract, the Contractor shall, upon completion or termination of this Contract, transmit to DOE any classified information and classified matter or special nuclear material in the possession of the Contractor or any person under the Contractor's control in connection with performance of this Contract. If retention by the Contractor of any classified information and classified matter is required after the completion or termination of the Contract, the Contractor shall identify the items and classification levels and categories of matter proposed for retention, the reasons for the retention, and the proposed period of retention. If the retention is approved by the Contracting Officer, the security provisions of the Contract shall continue to be applicable to the classified matter retained. Special nuclear material shall not be retained after the completion or termination of the Contract.

(b) Regulations. The Contractor agrees to comply with all security regulations and Contract requirements of DOE as incorporated into the Contract.

(c) Definition of Classified Information. The term Classified Information means information that is classified as Restricted Data or Formerly Restricted Data under the Atomic Energy Act of 1954, or information determined to require protection against unauthorized disclosure under Executive Order 12958, Classified National Security Information, as amended, or prior executive orders, which is identified as National Security Information.

(d) Definition of Restricted Data. The term Restricted Data means all data concerning design, manufacture, or utilization of atomic weapons; production of special nuclear material; or use of special nuclear material in the production of energy, but excluding data declassified or removed from the Restricted Data category pursuant to 42 U.S.C. 2162 (Section 142, as amended, of the Atomic Energy Act of 1954).

(e) Definition of Formerly Restricted Data. The term "Formerly Restricted Data" means information removed from the Restricted Data category based on a joint determination by DOE or its predecessor agencies and the Department of Defense that the information- (1) relates primarily to the military utilization of atomic weapons; and (2) can be adequately protected as National Security Information. However, such information is subject to the same restrictions on transmission to other countries or regional defense organizations that apply to Restricted Data.

(f) Definition of National Security Information. The term "National Security Information" means information that has been determined, pursuant to Executive Order 12958, Classified National Security Information, as amended, or any predecessor order, to require protection against unauthorized disclosure, and that is marked to indicate its classified status when in documentary form.

(g) Definition of Special Nuclear Material. The term "special nuclear material" means- (1) plutonium, uranium enriched in the isotope 233 or in the isotope 235, and any other material which, pursuant to 42 U.S.C. 2071 (section 51 as amended, of the Atomic Energy Act of 1954) has been determined to be special nuclear material, but does not include source material; or (2) any material artificially enriched by any of the foregoing, but does not include source material.

(h) Access authorizations of personnel.

(1) The Contractor shall not permit any individual to have access to any classified information or special nuclear material, except in accordance with the Atomic Energy Act of 1954, and the DOE's regulations and Contract requirements applicable to the particular level and category of classified information or particular category of special nuclear material to which access is required.

(2) The Contractor must conduct a thorough review, as defined at 48 CFR 904.401, of an uncleared applicant or uncleared employee, and must test the individual for illegal drugs, prior to selecting the individual for a position requiring a DOE access authorization.

(i) a review must verify an uncleared applicant's or uncleared employee's educational background, including any high school diploma obtained within the past five years, and degrees or diplomas granted by an institution of higher learning; contact  listed employers for the last three years and listed personal references; conduct local law enforcement checks when such checks are not prohibited by state or local law or regulation and when the uncleared applicant or uncleared employee resides in the jurisdiction where the Contractor is located; and conduct a credit check and other checks as appropriate.

(ii) Contractor reviews are not required for an applicant for DOE access authorization who possesses a current access authorization from DOE or another Federal agency, or whose access authorization may be reapproved without a federal background investigation pursuant to Executive Order 12968, Access to Classified Information (August 4, 1995), Sections 3.3(c) and (d).

(iii) In collecting and using this  information to make a determination as to whether it is appropriate to select an uncleared applicant or uncleared employee to a position requiring an access authorization, the Contractor must comply with all applicable laws, regulations, and Executive Orders, including those- (A) governing the processing and privacy of an individual's information, such as the Fair Credit Reporting Act, Americans with Disabilities Act (ADA), and Health Insurance Portability and Accountability Act; and (b) prohibiting discrimination in employment, such as under the ADA, Title VII and the Age Discrimination in Employment Act, including with respect to pre- and post-offer of employment disability related questioning.

(iv) In addition to a review, each candidate for a DOE access authorization must be tested to demonstrate the absence of any illegal drug, as defined in 10 CFR 707.4. All positions requiring access authorizations are deemed testing designated positions in accordance with 10 CFR part 707. All employees possessing access authorizations are subject to applicant, random or for cause testing for use of illegal drugs. DOE will not process candidates for a DOE access authorization unless their tests confirm the absence from their system of any illegal drug.

(v) When an uncleared applicant or uncleared employee receives an offer of employment for a position that requires a DOE access authorization, the Contractor shall not place that individual in such a position prior to the individual's receipt of a DOE access authorization, unless an approval has been obtained from the head of the cognizant local security office. If the individual is hired and placed in the position prior to receiving an access authorization, the uncleared employee may not be afforded access to classified information or matter or special nuclear material (in categories requiring access authorization) until an access authorization has been granted.

(vi) The Contractor must furnish to the head of the cognizant local DOE Security Office, in writing, the following information concerning each uncleared applicant or uncleared employee who is selected for a position requiring an access authorization-

A. The date(s) each Review was conducted;

B. Each entity that provided information concerning the individual;

C. A certification that the review was conducted in accordance with all applicable laws, regulations, and Executive Orders, including those governing the processing and privacy of an individual's information collected during the review;

D. A certification that all information collected during the review was reviewed and evaluated in accordance with the Contractor's personnel policies; and

E. The results of the test for illegal drugs.

(i) Criminal liability. It is understood that disclosure of any classified information relating to the work or services ordered hereunder to any person not entitled to receive it, or failure to protect any classified information, special nuclear material, or other Government property that may come to the Contractor or any person under the Contractor's control in connection with work under this Contract, may subject the Contractor, its agents, employees, or SubContractors to criminal liability under the laws of the United States (see the Atomic Energy Act of 1954, 42 U.S.C. 2011 et seq.; 18 U.S.C. 793 and 794).

(j) Foreign Ownership, Control, or Influence. (1) The Contractor shall immediately provide the cognizant security office written notice of any change in the extent and nature of foreign ownership, control or influence over the Contractor which would affect any answer to the questions presented in the Standard Form (SF) 328, Certificate Pertaining to Foreign Interests, executed prior to Contract of this Contract. In addition, any notice of changes in ownership or control which are required to be reported to the Securities and Exchange Commission, the Federal Trade Commission, or the Department of Justice, shall also be furnished concurrently to the Contracting Officer.

(2) If a Contractor has changes involving foreign ownership, control, or influence, the cognizant security office  must determine whether the changes will pose an undue risk to the common defense and security. In making this determination, the cognizant security office will consider proposals made by the Contractor to avoid or mitigate foreign influences.

(3) If the cognizant security office at any time determines that the Contractor is, or is potentially, subject to foreign ownership, control, or influence, the Contractor shall comply with such instructions as the Contracting Officer shall provide in writing to protect any classified information or special nuclear material.

(4) The Contracting Officer may terminate this Contract either if the Contractor fails to meet obligations imposed by this article or if the Contractor creates a foreign ownership, control, or influence situation in order to avoid performance or a termination. The Contracting Officer may terminate this Contract if the Contractor becomes subject to foreign ownership, control, or influence and for reasons other than avoidance of performance of the Contract, cannot, or chooses not to, avoid or mitigate the foreign ownership, control, or influence problem.

(k) Employment announcements. When placing announcements seeking applicants for positions requiring access authorizations, the Contractor shall include in the written vacancy announcement, a notification to prospective applicants that reviews, and tests for the absence of any illegal drug as defined in 10 CFR 707.4, will be conducted by the employer and a background investigation by the Federal government may be required to obtain an access authorization prior to employment, and that subsequent reinvestigations may be required. If the position is covered by the Counterintelligence Evaluation Program regulations at 10 CFR 709, the announcement should also alert applicants that successful completion of a counterintelligence evaluation may include a counterintelligence-scope polygraph examination.

(l) Flow down to subContracts. The Contractor agrees to insert terms that conform substantially to the language of this article, including this paragraph, in all subContracts under its Contract that will require SubContractor employees to possess access authorizations. Additionally, the Contractor must require such SubContractors to have an existing DOD or DOE facility clearance or submit a completed SF 328, Certificate Pertaining to Foreign Interests, as required in 48 CFR 952.204-73, Facility Clearance, and obtain a foreign ownership, control and influence determination and facility clearance prior to Contract of a subContract. Information to be provided by a SubContractor pursuant to this clause may be submitted directly to the Contracting Officer. For purposes of this article, SubContractor means any SubContractor at any tier and the term "Contracting Officer" means the DOE Contracting Officer. When this article is included in a subContract, the term "Contractor" shall mean SubContractor and the term "Contract" shall mean subContract.

The requirements in this Section 29.01 to return to DOE classified information or matter or special nuclear material shall apply only to government furnished classified information or matter or special nuclear material provided by DOE specifically for use in the Project and shall not apply to classified information or matter or special nuclear material in the possession of the Contractor prior to the effective date of this Contract or generated during the Contract.

Section I - Contract Clauses

 The Intellectual Property Requirements applicable to this Contract are set forth in Attachment 2 - Intellectual Property Requirements, as if fully set forth in this Section I.

The following FAR clauses are incorporated by reference:

52.202-1 Definitions. (JAN 2012)

52.203-3 Gratuities. (APR 1984)

52.203-5 Covenant Against Contingent Fees. (APR 1984)

52.203-7 Anti-Kickback Procedures. (OCT 2010)

52.204-4 Printed or Copied Double-Sided on Postconsumer Fiber Content Paper. (May 2011)

52.204-7 Central Contractor Registration. (FEB 2012)

52.204-9 Personal Identity Verification of Contractor Personnel. (JAN 2011)

52.204-10 Reporting Executive Compensation and First-Tier Subcontract Awards. (FEB 2012)

52.209-6 Protecting the Government's Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment. (DEC 2010)

52.209-9 Updates of Publicly Available Information Regarding Responsibility Matters. (FEB 2012)

(a) The Contractor shall update the information in the Federal Awardee Performance and Integrity Information System (FAPIIS) on a semi-annual basis, throughout the life of the contract, by posting the required information in the Central Contractor Registration database via https://www.acquisition.gov.

(b) As required by section 3010 of the Supplemental Appropriations Act, 2010 (Pub. L. 111-212), all information posted in FAPIIS on or after April 15, 2011, except past performance reviews, will be publicly available. FAPIIS consists of two segments--

(1) The non-public segment, into which Government officials and the Contractor post information, which can only be viewed by--

(i) Government personnel and authorized users performing business on behalf of the Government; or

(ii) The Contractor, when viewing data on itself; and

(2) The publicly-available segment, to which all data in the non-public segment of FAPIIS is automatically transferred after a waiting period of 14 calendar days, except for--

(i) Past performance reviews required by subpart 42.15;

(ii) Information that was entered prior to April 15, 2011; or

(iii) Information that is withdrawn during the 14-calendar-day waiting period by the Government official who posted it in accordance with paragraph (c)(1) of this clause.

(c) The Contractor will receive notification when the Government posts new information to the Contractor's record.

(1) If the Contractor asserts in writing within 7 calendar days, to the Government official who posted the information, that some of the information posted to the non-public segment of FAPIIS is covered by a disclosure exemption under the Freedom of Information Act, the Government official who posted the information must within 7 calendar days remove the posting from FAPIIS and resolve the issue in accordance with agency Freedom of Information procedures, prior to reposting the releasable information. The contractor must cite 52.209-9 and request removal within 7 calendar days of the posting to FAPIIS.

(2) The Contractor will also have an opportunity to post comments regarding information that has been posted by the Government. The comments will be retained as long as the associated information is retained, i.e., for a total period of 6 years. Contractor comments will remain a part of the record unless the Contractor revises them.

(3) As required by section 3010 of Pub. L. 111-212, all information posted in FAPIIS on or after April 15, 2011, except past performance reviews, will be publicly available.

(d) Public requests for system information posted prior to April 15, 2011, will be handled  under Freedom of Information Act procedures, including, where appropriate, procedures promulgated under E.O. 12600.

(End of clause)

52.215-2 Audit and Records - Negotiation. (OCT 2010)

52.215-8 Order of Precedence—Uniform Contract Format. (OCT 1997)

52.215-20 Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data (OCT 2010)

52.215-21 Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data - Modifications. (OCT 2010)

52.215-23 Limitations on Pass-Through Charges. (OCT 2009)

52.222-3 Convict Labor. (JUN 2003)

52.222-4 Contract Work Hours and Safety Standards Act - Overtime Compensation. (JUL 2005)

52.222-21 Prohibition of Segregated Facilities. (FEB 1999)

52.222-26 Equal Opportunity. (MAR 2007)

52.222-35 Equal Opportunity for Veterans. (SEP 2010)

52.222-36 Affirmative Action for Workers with Disabilities. (OCT 2010)

52.222-37 Employment Reports on Veterans. (SEP 2010)

52.222-40 Notification of Employee Rights Under the National Labor Relations Act. (DEC 2010)

52.222-54 Employment Eligibility Verification. (JAN 2009)

52.223-3 Hazardous Material Identification and Material Safety Data. (JAN 1997)

52.223-5 Pollution Prevention and Right-to-Know Information. (MAY 2011)

52.223-6 Drug-Free Workplace. (MAY 2001)

52.223-7 Notice of Radioactive Materials. (JAN 1997)

(a) The Contractor shall notify the Contracting Officer or designee, in writing, 10 days prior to the delivery of, or prior to completion of any servicing required by this contract of, items containing either (1) radioactive material requiring specific licensing under the regulations issued pursuant to the Atomic Energy Act of 1954, as amended, as set forth in Title 10 of the Code of Federal Regulations, in effect on the date of this contract, or (2) other radioactive material not requiring specific licensing in which the specific activity is greater than 0.002 microcuries per gram or the activity per item equals or exceeds 0.01 microcuries. Such notice shall specify the part or parts of the items which contain radioactive materials, a description of the materials, the name and activity of the isotope, the manufacturer of the materials, and any other information known to the Contractor which will put users of the items on notice as to the hazards involved (OMB No. 9000-0107).

(b) If there has been no change affecting the quantity of activity, or the characteristics and composition of the radioactive material from deliveries under this contract or prior contracts, the Contractor may request that the Contracting Officer or designee waive the notice requirement in paragraph (a) of this clause. Any such request shall -

(1) Be submitted in writing;

(2) State that the quantity of activity, characteristics, and composition of the radioactive material have not changed; and

(3) Cite the contract number on which the prior notification was submitted and the contracting office to which it was submitted.

(c) All items, parts, or subassemblies which contain radioactive materials in which the specific activity is greater than 0.002 microcuries per gram or activity per item equals or exceeds 0.01  microcuries, and all containers in which such items, parts or subassemblies are delivered to the Government shall be clearly marked and labeled as required by the latest revision of MIL-STD 129 in effect on the date of the contract.

(d) This clause, including this paragraph (d), shall be inserted in all subcontracts for radioactive materials meeting the criteria in paragraph (a) of this clause.

(e)           By execution of this contract, the Contractor is providing written notice to the Contracting Officer that, in accordance with the Nuclear Regulatory Commission license(s) held by Contractor or its affiliates, the Transferred Property currently contains either (1) radioactive material requiring specific licensing under the regulations issued pursuant to the Atomic Energy Act of 1954, as amended, as set forth in Title 10 of the Code of Federal Regulations, in effect on the date of this contract, or (2) other radioactive material not requiring specific licensing in which the specific activity is greater than 0.002 microcuries per gram or the activity per item equals or exceeds 0.01 microcuries.

52.223-18 Encouraging Contractor Policies to Ban Text Messaging While Driving. (AUG 2011)

52.225-13 Restrictions on Certain Foreign Purchases. (JUN 2008)

52.225-25 Prohibition on Contracting with Entities Engaging in Sanctioned Activities Relating to Iran--Representation and Certification. (NOV 2011)

52.228-5 Insurance - Work on a Government Installation. (JAN 1997)

52.233-1 Disputes. (JUL 2002)

52.233-3 Protest after Award. (AUG 1996)

52.233-4 Applicable Law for Breach of Contract Claim. (OCT 2004)

52.242-13 Bankruptcy. (JUL 1995)
52.244-5 Competition in Subcontracting. (DEC 1996)

52.244-6 Subcontracts for Commercial Items. (DEC 2010)

52.246-24 Limitation of Liability - High-Value Items. (FEB 1997)

52.249-2 Termination for Convenience of the Government (Fixed-Price). (APR 2012)

52.249-8 Default (Fixed-Price Supply and Service). (APR 1984)

52.253-1 Computer Generated Forms. (JAN 1991)

The Following DEAR clauses are incorporated by reference:

952.202-1 Definitions.

952.203-70 Whistleblower Protection for Contractor Employees. (DEC 2000)

952.204-70 Classification/Declassification. (SEP 1997)

952.204-71 Sensitive foreign nations controls. (MAR 2011)

952.204-75 Public Affairs. (DEC 2000)

952.208-70 Printing. (APR 1984)

952.251-70 Contractor employee travel discounts. (AUG 2009)

The Contractor Requirements Document Attachment 1 to DOE Order DOE O 470.4B Safeguards and Security Program is hereby incorporated by reference

Section J - List of Documents, Exhibits and Other Attachments

Deliverable Items – List of Transferred Property
Intellectual Property Requirements
COR Delegation

DE-NE0000488
Attachment 1

TRANSFERRED PROPERTY

Equipment/Material In Place (at current LC)

Feed Cart
Dump Cart
Machine Transport
MCW Pumps
RHW Pumps
Chiller
Heat Exchangers
Vent Monitor
Chemical Traps
12 Inch Cylinders
UPS System
3012 Chiller
3012 Monitors and DCS
Generator Fuel Tank
Mass Spec Building

Equipment/Material – On Hand

Service Modules
Control System Cabinets
DIESEL GENERATORs
DUMP CARTs
PROCESS SUBSTATION
Motor Control Cabinets
PURGE VACUUM PUMPS
Service Module and General Emergency Lighting
Inverters
UPS BATTERY
EVACUATION VACUUM PUMPS
UPS
COOLING TOWER WATER PUMP DIESEL
BACKUP MOTOR
BIOCIDE CHEMICAL TREATMENT PACKAGE
ANALYZER ELEMENT Ph
Control Systems – Various Components

Electrical Equipment – Various Components
Mechanical Balance of Plant Components

Machine Cooling Water System Components

Mechanical Equipment – Various Components
Piping Material – Various Components

Machine Components

Classified Parts
Upper Suspension Assemblies
Lower Suspension Assemblies
Rotor Assemblies
Casings
Controls

AC100 Centrifuge Machines – 42 (serial numbers provided below)

All centrifuges provided under this contract must meet high-level specifications set forth in Drawing AC100 Machine Assembly 1005000.

CPM-10B
CPM-13A
CPM-14B
CPM-15A
CPM-16B
CPM-17A
CPM-18A
CPM-19
CPM-1D
CPM-20A
CPM-21A
CPM-22A
CPM-23
CPM-24
CPM-25A
CPM-26
CPM-27A
CPM-28
CPM-29A
CPM-30A
CPM-31A
CPM-32A
CPM-33B
CPM-34A
CPM-35A
CPM-36A
CPM-37B
CPM-38
CPM-39A
CPM-3D
CPM-40A
CPM-41A
CPM-42
CPM-43
CPM-44A
CPM-45
CPM-46
CPM-50
CPM-5D
CPM-7C
CPM-8D
CPM-9C

Award No.: DE-NE0000488 Modification No.: 000

Attachment 2

INTELLECTUAL PROPERTY REQUIREMENTS

01. In the Agreement Between the U.S. Department of Energy and USEC Inc. dated June 17, 2002, as amended ("June 17th  Agreement") USEC and DOE have agreed to USEC's transfer to DOE of certain rights in enrichment-related intellectual property (IP) and the delivery of associated technical data.  The Intellectual Property Requirements in this Attachment 2 shall be read and construed in a manner consistent with the IP provisions in the June 17th Agreement, and any inconsistency shall be resolved by giving precedence to the June 17th Agreement.

02.           FAR 52.227-1 Authorization and Consent (Dec 2007)

(a) The Government authorizes and consents to all use and manufacture, in performing this contract or any subcontract at any tier, of any invention described in and covered by a United States patent—
(1) Embodied in the structure or composition of any article the delivery of which is accepted by the Government under this contract; or
(2) Used in machinery, tools, or methods whose use necessarily results from compliance by the Contractor or a subcontractor with (i) specifications or written provisions forming a part of this contract or (ii) specific written instructions given by the Contracting Officer directing the manner of performance. the entire liability to the Government for infringement of a United States patent shall be determined solely by the provisions of the indemnity clause, if any, included in this contract or any subcontract hereunder (including any lower-tier subcontract), and the Government assumes liability for all other infringement to the extent of the authorization and consent hereinabove granted.
(b) The Contractor shall include the substance of this clause, including this paragraph (b), in all subcontracts that are expected to exceed the simplified acquisition threshold. However, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

03.       FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement
(AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101. (End of clause)

Award No.: DE-NE0000488 Modification No.: 000

04.             FAR 52.227-3 Patent Indemnity (APR 1984)

(a) For commercial items delivered under this contract, the Contractor shall indemnify the Government and its officers, agents, and employees against liability, including costs, for infringement of any United States patent (except a patent issued upon an application that is now or may hereafter be withheld from issue pursuant to a Secrecy Order under 35 U.S.C. 181) arising out of the manufacture or delivery of supplies, the performance of services, or the construction, alteration, modification, or repair of real property (hereinafter referred to as "construction work") under this contract, or out of the use or disposal by or for the account of the Government of such supplies or construction work.

(b) This indemnity shall not apply unless the Contractor shall have been informed as soon as practicable by the Government of the suit or action alleging such infringement and shall have been given such opportunity as is afforded by applicable laws, rules, or regulations to participate in its defense. Further, this indemnity shall not apply to—

(1) An infringement resulting from compliance with specific written instructions of the Contracting Officer directing a change in the supplies to be delivered or in the materials or equipment to be used, or directing a manner of performance of the contract not normally used by the Contractor;

(2) An infringement resulting from addition to or change in supplies or components furnished or construction work performed that was made subsequent to delivery or performance; or

(3) A claimed infringement that is unreasonably settled without the consent of the Contractor, unless required by final decree of a court of competent jurisdiction.

(End of clause)

05.             Rights in Data- General (Dec 2007) as modified per 927.409

(a) Definitions.

(1) Computer data bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

(2) Computer software, as used in this clause, means

(i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and

(ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable the computer program to be produced, created, or compiled. The term does not include computer data bases.

(3) Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. For the purposes of this clause, the term does not include data incidental to the administration of this contract, such as financial, administrative, cost and pricing, or management information.

(4) Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, as well as data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

(5) Limited rights data, as used in this clause, means data, other than computer software, developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged. The Government's rights to use, duplicate, or disclose limited rights data are as set forth in the Limited Rights Notice of subparagraph (g)(2) of this section if included in this clause.

(6) Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and is confidential or privileged; or is published copyrighted computer software, including minor modifications of any such computer software. The Government's rights to use, duplicate, or disclose restricted computer software are as set forth in the Restricted Rights Notice of subparagraph (g)(3) of this section if included in this clause.

(7) Technical data, as used in this clause, means recorded data, regardless of form or characteristic, that are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

(8) Unlimited rights, as used in this clause, means the rights of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, including by electronic means, and perform publicly and display publicly, in any manner, including by electronic means, and for any purpose whatsoever, and to have or permit others to do so.

 (b) Allocation of rights.
(1) Except as provided in paragraph (c) of this clause, the Government shall have unlimited rights in—
(i) Data first produced in the performance of this contract;
(ii) Form, fit, and function data delivered under this contract;
(iii) Data delivered under this contract (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this contract; and
(iv) All other data delivered under this contract unless provided otherwise for limited rights data or restricted computer software in accordance with paragraph (g) of this clause.
(2) The Contractor shall have the right to—
(i) Assert copyright in data first produced in the performance of this contract to the extent provided in paragraph (c)(1) of this clause;
(ii) Use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Contractor in the performance of this contract, unless provided otherwise in paragraph (d) of this clause;
(iii) Substantiate the use of, add, or correct limited rights, restricted rights, or copyright notices and to take other appropriate action, in accordance with paragraphs (e) and (f) of this clause; and
(iv) Protect from unauthorized disclosure and use those data that are limited rights data or restricted computer software to the extent provided in paragraph (g) of this clause.
(c) Copyright—
(1) Data first produced in the performance of this contract.
(i) Unless provided otherwise in paragraph (d) of this clause, the Contractor may, without prior approval of the Contracting Officer, assert copyright in scientific and technical articles based on or containing data first produced in the performance of this contract and published in academic, technical or professional journals, symposia proceedings, or similar works. The prior, express written permission of the Contracting Officer is required to assert copyright in all other data first produced in the performance of this contract.
(ii) When authorized to assert copyright to the data, the Contractor shall affix the applicable copyright notices of 17 U.S.C. 401 or 402, and an acknowledgment of Government sponsorship (including contract number).
(iii) For data other than computer software, the Contractor grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable, worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly by or on behalf of the Government. For computer software, the Contractor grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable, worldwide license in such copyrighted computer software to reproduce, prepare derivative works, and perform publicly and display publicly (but not to distribute copies to the public) by or on behalf of the Government.
(2) Data not first produced in the performance of this contract. The Contractor shall not, without the prior written permission of the Contracting Officer, incorporate in data delivered under this contract any data not first produced in the performance of this contract unless the Contractor—
(i) Identifies the data; and
(ii) Grants to the Government, or acquires on its behalf, a license of the same scope as set forth in paragraph (c)(1) of this clause or, if such data are restricted computer software, the Government shall acquire a copyright license as set forth in paragraph (g)(4) of this clause (if included in this contract) or as otherwise provided in a collateral agreement incorporated in or made part of this contract.
(3) Removal of copyright notices. The Government will not remove any authorized copyright notices placed on data pursuant to this paragraph (c), and will include such notices on all reproductions of the data.
(d) Release, publication, and use of data. The Contractor shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Contractor in the performance of this contract, except—
(1) As prohibited by Federal law or regulation (e.g., export control or national security laws or regulations);
(2) As expressly set forth in this contract; or

(3) The Contractor agrees not to assert copyright in computer software first produced in the performance of this contract without prior written permission of the DOE Patent Counsel assisting the contracting activity. When such permission is granted, the Patent Counsel shall specify appropriate terms, conditions, and submission requirements to assure utilization, dissemination, and commercialization of the data. The Contractor, when requested, shall promptly deliver to Patent Counsel a duly executed and approved instrument fully confirmatory of all rights to which the Government is entitled.

 (e) Unauthorized marking of data.
(1) Notwithstanding any other provisions of this contract concerning inspection or acceptance, if any data delivered under this contract are marked with the notices specified in paragraph (g)(3) or (g) (4) if included in this clause, and use of the notices is not authorized by this clause, or if the data bears any other restrictive or limiting markings not authorized by this contract, the Contracting Officer may at any time either return the data to the Contractor, or cancel or ignore the markings. However, pursuant to 41 U.S.C. 253d, the following procedures shall apply prior to canceling or ignoring the markings.
(i) The Contracting Officer will make written inquiry to the Contractor affording the Contractor 60 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;
(ii) If the Contractor fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 60-day period (or a longer time approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.
(iii) If the Contractor provides written justification to substantiate the propriety of the markings within the period set in paragraph (e)(1)(i) of this clause, the Contracting Officer will consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Contractor will be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer will furnish the Contractor a written determination, which determination will become the final agency decision regarding the appropriateness of the markings unless the Contractor files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government will continue to abide by the markings under this paragraph (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination becoming final (in which instance the Government will thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.
(2) The time limits in the procedures set forth in paragraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.
(3) Except to the extent the Government’s action occurs as the result of final disposition of the matter by a court of competent jurisdiction, the Contractor is not precluded by paragraph (e) of the clause from bringing a claim, in accordance with the Disputes clause of this contract, that may arise as the result of the Government removing or ignoring authorized markings on data delivered under this contract.
(f) Omitted or incorrect markings.
(1) Data delivered to the Government without any restrictive markings shall be deemed to have been furnished with unlimited rights. The Government is not liable for the disclosure, use, or reproduction of such data.
(2) If the unmarked data has not been disclosed without restriction outside the Government, the Contractor may request, within 6 months (or a longer time approved by the Contracting Officer in writing for good cause shown) after delivery of the data, permission to have authorized notices placed on the data at the Contractor’s expense. The Contracting Officer may agree to do so if the Contractor—
(i) Identifies the data to which the omitted notice is to be applied;
(ii) Demonstrates that the omission of the notice was inadvertent;
(iii) Establishes that the proposed notice is authorized; and
(iv) Acknowledges that the Government has no liability for the disclosure, use, or reproduction of any data made prior to the addition of the notice or resulting from the omission of the notice.
(3) If data has been marked with an incorrect notice, the Contracting Officer may—
(i) Permit correction of the notice at the Contractor’s expense if the Contractor identifies the data and demonstrates that the correct notice is authorized; or
(ii) Correct any incorrect notices.
(g) Protection of limited rights data and restricted computer software.
(1) The Contractor may withhold from delivery qualifying limited rights data or restricted computer software that are not data identified in paragraphs (b)(1)(i), (ii), and (iii) of this clause. As a condition to this withholding, the Contractor shall—
(i) Identify the data being withheld; and
(ii) Furnish form, fit, and function data instead.
(2) Limited rights data that are formatted as a computer database for delivery to the Government shall be treated as limited rights data and not restricted computer software.
(3) [Reserved]
(h) Subcontracting. The Contractor shall obtain from its subcontractors all data and rights therein necessary to fulfill the Contractor’s obligations to the Government under this contract. If a subcontractor refuses to accept terms affording the Government those rights, the Contractor shall promptly notify the Contracting Officer of the refusal and shall not proceed with the subcontract award without authorization in writing from the Contracting Officer.
(i) Relationship to patents or other rights. Nothing contained in this clause shall imply a license to the Government under any patent or be construed as affecting the scope of any license or other right otherwise granted to the Government.

Alternate II (Dec 2007). As prescribed in 27.409(b)(3), insert the following paragraph (g)(3) in the basic clause:

(g)(3) Notwithstanding paragraph (g)(1) of this clause, the contract may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be entitled to be withheld. If delivery of that data is required, the Contractor shall affix the following “Limited Rights Notice” to the data and the Government will treat the data, subject to the provisions of paragraphs (e) and (f) of this clause, in accordance with the notice:

Limited Rights Notice (Dec 2007)

(a) These data are submitted with limited rights under Government Contract No. _____ (and subcontract ______, if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Contractor, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any; provided that the Government makes such disclosure subject to prohibition against further use and disclosure: [Agencies may list additional purposes as set forth in 27.404-2(c)(1) or if none, so state.]

(b) This notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

Alternate III (Dec 2007). As prescribed in 27.409(b)(4), insert the following paragraph (g)(4) in the basic clause:

(g)(4)(i) Notwithstanding paragraph (g)(1) of this clause, the contract may identify and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be entitled to be withheld. If delivery of that computer software is required, the Contractor shall affix the following “Restricted Rights Notice” to the computer software and the Government will treat the computer software, subject to paragraphs (e) and (f) of this clause, in accordance with the notice:

Restricted Rights Notice (Dec 2007)

(a) This computer software is submitted with restricted rights under Government Contract No. _______ (and subcontract ________, if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b) of this notice or as otherwise expressly stated in the contract.

(b) This computer software may be—

(1) Used or copied for use with the computer(s) for which it was acquired, including use at any Government installation to which the computer(s) may be transferred;
(2) Used or copied for use with a backup computer if any computer for which it was acquired is inoperative;
(3) Reproduced for safekeeping (archives) or backup purposes;
(4) Modified, adapted, or combined with other computer software, provided that the modified, adapted, or combined portions of the derivative software incorporating any of the delivered, restricted computer software shall be subject to the same restricted rights;
(5) Disclosed to and reproduced for use by support service Contractors or their subcontractors in accordance with paragraphs (b)(1) through (4) of this notice; and
(6) Used or copied for use with a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is copyrighted computer software, it is licensed to the Government with the minimum rights set forth in paragraph (b) of this notice.

(d) Any other rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the contract.

(e) This notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short-form notice may be used instead:

Restricted Rights Notice Short Form (Jun 1987)

Use, reproduction, or disclosure is subject to restrictions set forth in Contract No. _______ (and subcontract, if appropriate) with ________ (name of Contractor and subcontractor).

DE-NE0000488
Attachment 3

United  States  Government                                                                                                                  Department  of   Energy

MEMORANDUM

DATE: 6/12/12

REPLY TO
ATTN OF:                      MA – 64

SUBJECT:	Delegation of Contracting Officer Representative (COR);
Contract Number: DE-NE0000488 Contractor: ACD

TO:           William Szymanski

Pursuant to DOE Order 541.1B, you are hereby designated to act as the Contracting Officer Representative (COR) for technical monitoring in relation to the supplies and/or services to be provided under the subject contract.  This formal COR designation is personal to you and may not be redelegated to others.  As the COR, you may delegate, in writing, specific monitoring and inspecting responsibilities within your delegated authority, ensuring each inspector and monitor has appropriate training and knowledge for their assignments.  However, the ultimate responsibility for performance of the inspectors, the monitors, and your delegated duties remains yours alone.

In addition, in accordance with DOE Order 361.1B and the Acquisition Career Management Program Handbook you are required to obtain 40 hours of continuous learning activities within your career field every two (2) years and to maintain a record of these activities. More information regarding this requirement is available from Ms. Beatrice Dukes, MA-612 on (202) 287-1879.

The COR shall prepare a Memorandum for the Record (MFR) of all meetings, trips, and telephone conversations relating to the contract.  Each record and all correspondence relating to the contract shall cite the contract number.  The COR shall ensure all delegated monitors and inspectors prepare MFRS.  All of the MFRS, delegation memorandums, task assignments, technical direction letters, vouchers and other correspondence shall be maintained in the Official COR Administration Files.  A copy of all delegations, MFRS, records, contract documents and other correspondence shall be furnished to the Contracting Officer, upon request.  The utmost care must be given to restrictions regarding, proprietary data, source selection information, as well as classified and business sensitive information.

The COR shall comply with the requirements for procurement integrity as set forth in Federal Acquisition Regulations (FAR) 3.104 and promptly report to the cognizant contracting officer any information concerning a violation or possible violation of procurement integrity requirements.

Your responsibilities as COR grow out of the provisions of the subject contract, DOE Order 541.1B, the Office of Federal Procurement Policy, Policy Letter 92-1, and Departmental financial and policy guidance related to cost and accrual reporting.  Your duties will consist of the following:

(a)
[ ] Prepare or [X] Prepare and Issue, Task Orders in accordance with the contract ensuring that the work to be performed under all issued task assignments/orders: 1) is within the Scope and Statement Of Work of the contract; 2) does not include any inherently government functions; 3) does not constitute a change as defined in the contract clause entitled "Changes;" 4) does not in any manner cause an increase or decrease in the total price or the time required for contract performance; 5) does not change any of the expressed terms, conditions or specifications of the contract; or 6) interfere with the Contractor's right to perform the terms and conditions of the contract.

(b)
Monitor technical compliance.  Ensure that the Contractor complies with all technical requirements of the work defined in the scope of work, either included in or attached to the contract, including reports, documentation, data, work products, milestone schedules and deliverables.  In this connection, you will:

(1)	Inform the Contracting Officer in writing of any performance failure by the Contractor;

(2)	Inform the Contracting Officer if you foresee that the contract will not be completed according to schedule. Your written notice should include your recommendations for remedial action;

(3)
Insure that the Government meets its contract obligations to the Contractor.  This includes, but is not limited to, Government-furnished equipment and services called for in the Contract, and timely Government comment on or approval of draft contract deliverables as may be required by the Contract.

(4)
Inform the Contracting Officer in writing of any needed changes in the narrative scope of work described in the Contract.  A Procurement Request should be initiated to effect any changes in the scope of work.  No such change shall be effective until a modification is exercised.

(5)	If applicable, issue written technical direction for services within the scope of the Contract. However, you may not issue technical direction which:

(i)	Constitutes an assignment of additional work outside the Statement of Work;

(ii)	Constitutes a change as defined in the contract clause entitled "Changes";

(iii)	In any manner causes an increase or decrease in the total estimated contract cost, the fixed fee (if any), or the time required for contract performance;

(iv)	Changes the expressed terms, conditions or specifications of the contract; or interferes with the Contractor's right to perform the terms and conditions of the contract.

(6)	Review contract deliverables for unauthorized work and any evidence of organizational conflicts of interest problems.

(7)
Ensure that, in accordance with Office of Management and Budget, Office of Federal Procurement Policy, Policy Letter 92-1, entitled "Inherently Government Functions," Contractor performance does not usurp those functions so intimately connected with Government operations that they must be performed by Government employees in order to retain essential control and responsibility.  These functions involve exercising discretionary authority and making final value judgements that affect the day-to-day and long-term development, execution, and evaluation of Government programs.

(c)	Monitor the technical, administrative and funds aspects.

(1)	Notify the Contracting Officer immediately of any indication that the cost to the Government for completing performance under the contract will exceed the amount stated in the contract.

(2)	Report any indication that costs are being incurred which are not appropriately chargeable to this contract.

(3)	Monitor travel performance under the contract to assure the necessity therefore and the duration thereof.

(4)	Check one Block:

[ ]  Review and concur on vouchers for payment electronically through the Oak Ridge Financial Services Center’s (ORFSC) Vendor Inquiry Payment Electronic Reporting System (VIPERS) as follows:

(i)	Review and concur on invoices for reasonableness and applicability of cost and appropriateness of the fee and costs claimed.

(ii)
If you question the Contractor's claimed costs, progress, delivery, and/or fee claimed in (i) above, make a note in the “Approver” comments section of the VIPERS approval system indicating what documentation is necessary to clarify the questioned costs.  If all the costs are questioned you are to state in “Approver” comments section an explanation of why you question the costs.  The “Rejection Codes” section should also be completed.  If you have questioned any cost, clearly annotate which costs are questioned.  A copy of all your comments must also be maintained in the COR's files.

[ ] Review and approve vouchers and invoices for payment electronically through the Oak Ridge Financial Services Center’s (ORFSC) Vendor Inquiry Payment Electronic Reporting System (VIPERS) as follows:.

(i)	Review and approve vouchers for reasonableness and applicability of cost and appropriateness of the fee and costs claimed.

(ii)
If you question the Contractor's claimed costs, progress, delivery, and/or fee claimed in (i) above, make a note in the “Approver” comments section of the VIPERS approval system indicating what documentation is necessary to clarify the questioned costs.  If all the costs are questioned you are to state in “Approver” comments section an explanation of why you question the costs.  The “Rejection Codes” section should also be completed.  If you have questioned any cost, clearly annotate which costs are questioned.  A copy of all your comments must also be maintained in the COR's files.

(iii)
Report accrued cost (un-invoiced cost) through the VIAS Cost Accrual menu option in accordance with the Office of Financial Policy’s Supplemental Guidance on Cost and Accruals (March 2006) and in accordance with the instructions and demo available on the VIAS web-site.  You also need to comply with any related instructions that may periodically emanate (usually via e-mail) from the VIAS System operators.

(d)	Property Management. You are requested to:

(1)	Review and comment on the Contractor's requests for Government-furnished facilities, supplies, materials and equipment and forward the requests to the Contracting Officer for disposition.

(2)	Review and comment on the Contractor's requests for consent of purchase of supplies, materials, and equipment, and forward the requests to the Contracting Officer for disposition.

(e)
Resolve Technical Differences.  Assist the Contractor in interpreting technical requirements of the subject contract's scope of work.  All technical questions arising out of the contract which cannot be resolved without increasing costs, alterations or changes to the contract scope, or the occurrence of unresolvable differences should be reported in writing to the Contracting Officer.  Such report should contain the facts and recommendations pertinent to the questions at issue.

(f)	Conduct or assure the Government inspection and acceptance are accomplished for (check one block):

[X] all items, or
[ ] the following items:

(g)
Complete Contractor Performance Reports. Using the Department of Defense, Naval Sea Systems Command, Contractor Performance Assessment Reporting System (CPARS), electronically complete and forward to the Contracting Officer/ Contract Specialist, the COR evaluation segment of the performance report required by the Department.  Coordinate any revisions to the COR segment of the Contractor Performance Report that are deemed necessary by the Contracting Officer.

(h)	Assist in the Closeout of the Contract. Upon completion of the work:

(1)	Promptly advise the Contracting Officer of the actions yet to be taken on the expiring instrument.

(2)
Forward to the Contracting Officer the Closeout Form entitled "Exhibit 4 - Final Acceptance" attesting to the Contractor's completion of the technical performance under the contract and delivery of all goods and services and to your acceptance of all goods and services for which inspection and acceptance are herein delegated.

(3)
Forward to the Contracting Officer all records and documents pertinent to the administration of the contract which were retained by you in your capacity as COR during the period of contract performance.

(4)	Forward to the Contracting Officer a statement that any DOE photo identification badges issued to contractor personnel were returned to the DOE Program/Project Office.

(5)	If the contract contains classified requirements, forward the following documents to the Office of Security Affairs:

(i)	Complete identity and classification of all classified material provided to the Contractor for performance of the contract.

(ii)	Complete identity of all classified material generated by the Contractor under this contract.

(iii)	Identity of material indicated in (i) and (ii) above which you authorized the Contractor to retain.

(iv)	Certification that all classified material not authorized for retention has been returned or destroyed by the Contractor as required.

(6)
Promptly provide funds at the conclusion of financial audits of the contractor’s direct and indirect rates on cost reimbursable contracts or other instruments if it is determined that there was a cost overrun and that additional funds are required.

Award No.: DE-NE0000488 Modification No.: 000

In connection with the performance of all of the above, you are NOT authorized to negotiate terms or make any agreement or commitments with the Contractor which modify the terms and conditions of the contract (i.e., contract amount, contract period of performance, contract scope of work).  Only the Contracting Officer is authorized to accept nonconforming work, waive any requirement of the contract, or modify any term or condition of the contract.

/s/ Beth A. Tomasoni
                   Beth A. Tomasoni
Contracting Officer
Office of Headquarters Procurement Services

U.S. Department of Energy
1000 Independence Avenue, S.W.
Office of Headquarters Procurement Services
Attn: Matthew Parker, MA-641.2
Washington, D.C. 20585-1615

/s/ William Szymanski                                                                                   6-12-12
William Szymanski                                                                                             Date
Authorized Contracting Officer Representative